Exhibit 21

SUBSIDIARIES OF THE COMPANY

Arkansas Lime Company, an Arkansas Corporation
Colorado Lime Company, a Colorado Corporation
Texas Lime Company, a Texas Corporation
U.S. Lime Company – Houston, a Texas Corporation
U.S. Lime Company – Shreveport, a Louisiana Corporation